U.S. SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[X] Form 10-KSB;[ ] Form 20-F;[ ] Form 11-K;[ ] Form 10-QSB;[ ] Form N-SAR

     For Period Ended:                                      October 31, 2000

     [ ]Transition Report on Form 10-K                      SEC FILE NUMBER
     [ ]Transition Report on Form 20-F                        0-8567
     [ ]Transition Report on Form 11-K
     [ ]Transition Report on Form 10-Q
     [ ]Transition Report on Form N-SAR

     For the Transition Period Ended: ________________________________________
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Read Attached Instruction Sheet Before Preparing Form. Please Print or Type
     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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     If the  notification  relates  to a portion of the  filing  checked  above, identify the Item(s) to which the notification relates:
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Part I--Registrant Information
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     Full Name of Registrant:             Datametrics Corporation
     Former Name if Applicable:
     Address of Principal Executive
           Office (Street and Number):    25B Hanover Road
           City, State & Zip Code         Florham Park, NJ 07932
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Part II--Rules 12b-25 (b) and (c)
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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     [X](a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [X](b) The subject annual report, semiannual report, transition report on Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ](c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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Part III--Narrative
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         State below in reasonable detail the reasons why Form 10-KSB, 20-F,
11-K, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

         The reduced staff of the Registrant has been under extreme pressure to complete a wide variety of accounting and financing reviews in connection with the business of the Registrant and possible transactions in which the Registrant may engage and was thus unable to complete its Form 10-KSB on time. The extension provides time for the registrant to complete the preparation with due professional care.

         Completion of the filing is fully expected to occur within the fifteen day extension created through this notification.

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Part IV--Other Information
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     (1)Name and telephone number of person to contact in regard to this
notification:     Lawrence Silverman (973) 377-3900

     (2)Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer
is no, identify report(s).                                  [X] Yes  [ ] No

     (3)Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
portion thereof?                                            [ ] Yes  [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                             DATAMETRICS CORPORATION

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

              Date:   January 25, 2001          By: /s/   Vincent J. Cahill
                                                -----------------------------
                                                Vincent J. Cahill, President and
                                                  Chief Executive Officer


                                                By: /s/   Bruce Galloway
                                                -----------------------------
                                                Bruce Galloway, Chairman

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.
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